UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 17, 2007

GigaBeam Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation
Item 3.02 Unregistered Sales of Equity Securities

On April 17, 2007, GigaBeam Corporation (“Company”) issued a 14% Secured Promissory Note in the principal amount of $500,000 (the “Note”) to an existing investor (the “Lender”). The principal purpose of the Note will be to fund the Company’s near term working capital requirements. Pursuant to a Pledge and Security Agreement by and among the Company, its Chief Executive Officer, President and agent for the Lender, the Note is secured by the personal pledge of shares of Common Stock of the Company by each of the Company’s Chief Executive Officer and President.

The full amount of principal and accrued interest under the Note is due upon the earlier of (i) written demand to the Company by the Lender and (ii) December 31, 2007 or such later date as is agreed to in writing by the Lender, unless due earlier in accordance with the terms of the Note. In the event the Company issues securities in any private or public equity or debt financing, the Lender has the right to convert the outstanding principal balance of the Note plus accrued interest, in whole or in part, into securities issued in such financing at a rate equal to, for each $1 of principal amount of the Note surrendered, $1 of new consideration offered for such securities.

Under the Note, an event of default occurs if the Company fails to pay the principal and interest when due, breaches its representations or obligations under the Note or the Pledge Agreement, which breach is not cured within ten days of notice of such breach, commences bankruptcy proceedings, transfers control of the Company or sells more than 33% of its assets. In the event of default under the Note, 115% of the principal plus accrued interest is, at the option of the Lender, immediately due by the Company and after five days of any such event of default, the interest rate increases to 22% per annum. Other than Permitted Indebtedness, as defined in the Note, the Company may not incur additional indebtedness for borrowed money without the consent of the Lender.

The Note is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective March 29, 2007, the Company accepted the resignation of David A Buckel as a director and as a member of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. As a result of Mr. Buckel’s resignation, the Company’s Board of Directors is composed of two independent directors and two non-independent directors. On April 18, 2007, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the majority independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, as a result of the resignation of Mr. Buckel from the Board of Directors of the Company.

Nasdaq’s letter advises the Company that, consistent with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide the Company a cure period to regain compliance as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or March 29, 2008; or (ii) if the next annual shareholders’ meeting is held before September 25, 2007, then the Company must evidence compliance no later than September 25, 2007. Since the Company intends to hold its next annual shareholders’ meeting before September 25, 2007, the Company has until September 25, 2007 to regain compliance. The Company fully intends to regain compliance with the independent director and audit committee requirements within the cure period allowed by Nasdaq. The Company has begun a search for a new independent director to serve on the Company's board of directors and each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

By: /s/Louis S. Slaughter
Louis S. Slaughter
Chief Executive Officer

Date: April 23, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	14% Secured Promissory Note of the Company.

10.2
Pledge and Security Agreement dated as of April 17, 2007 by and among the Company, Louis S. Slaughter, Douglas G. Lockie and the agent for the benefit of the holders of the 14% Secured Promissory Notes.